UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

August 2, 2005

PROTEIN DESIGN LABS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-19756	94-3023969
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

34801 Campus Drive

Fremont, California 94555
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(510) 574-1400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 2, 2005, Protein Design Labs, Inc., a Delaware corporation (“PDL”)  entered into a Collaboration Agreement and a Purchase Agreement with Biogen Idec MA, Inc., a wholly-owned subsidiary of Biogen Idec Inc. (“Biogen Idec”), pursuant to which PDL and Biogen Idec agreed to collaborate on the joint development, manufacture and commercialization of three of PDL’s Phase II antibody products.  The press release announcing the transaction is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The closing of the transaction, including the stock purchase, is subject to satisfaction of certain conditions, including satisfactory compliance with the Hart-Scott-Rodino Antitrust Improvement Acts of 1976.

The Collaboration Agreement provides for shared development and commercialization of daclizumab in multiple sclerosis and indications other than transplant and respiratory diseases, and for shared development and commercialization of M200 (volociximab) and HuZAF™ (fontolizumab) in all indications.

Pursuant to the Collaboration Agreement, PDL will receive an upfront payment of $40 million.  If multiple products are developed successfully in multiple indications and all milestones are achieved, PDL could receive certain development and commercialization milestone payments totaling up to $660 million.  Of these, $560 million are related to development and $100 million are related to commercialization of collaboration products.

In general, and subject to certain rights to terminate further obligations, Biogen Idec and PDL will share equally the costs of all development activities and all operating profits from each collaboration product within the United States and Europe.  The companies will jointly oversee development, manufacturing and commercialization plans for collaboration products and intend to divide implementation responsibilities to leverage each company’s capabilities and expertise.

Each party will have co-promotion rights in the United States and Europe.  Outside the United States and Europe, Biogen Idec will fund all incremental development and commercialization costs and pay a royalty to PDL on sales of collaboration products.  If the rights of a party to participate in expense and profit sharing arrangements terminate or are terminated, the party may be entitled to receive on-going royalties on sales of collaboration products by the other party.

Under the stock purchase agreement, Biogen Idec MA, Inc. will purchase $100 million of PDL common stock.  PDL has agreed to file and keep effective a Registration Statement on Form S-3 for the resale of the PDL common stock to be sold to Biogen Idec.  Biogen Idec has agreed that it will not sell any of the shares for 6 months following the closing, and that it will not sell 50% of the shares until at least one year after the closing.   In addition, each of Biogen Idec MA, Inc. and Biogen Idec Inc. agreed to a “standstill” for a period of one year following the closing during which period they will not acquire or offer to acquire PDL or any of its securities, solicit proxies, or take certain other similar or related actions without the prior approval of PDL.

Item 9.01 Financial Statements and Exhibits.

(c)           Exhibits.

Exhibit No.	Description

99.1	Press Release, jointly issued by Protein Design Labs, Inc. and Biogen Idec Inc. on August 2, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 8, 2005

PROTEIN DESIGN LABS, INC.

By:	/s/ Glen Y. Sato
Glen Y. Sato
Senior Vice President and
Chief Financial Officer

Exhibit Index

Exhibit No.	Description

99.1	Press Release, jointly issued by Protein Design Labs, Inc. and Biogen Idec Inc. on August 2, 2005.